EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

Immediate release

HELEN OF TROY LIMITED REPORTS RECORD

NET SALES REVENUE AND RECORD NET INCOME

FOR THE FIRST QUARTER OF FISCAL YEAR 2012

EL PASO, Texas, Jul. 7 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record first quarter net sales revenue and record first quarter net income for the quarter ended May 31, 2011.

First quarter net sales revenue was $271,467,000 versus net sales revenue of $160,153,000 in the same period of the prior year, an increase of  $111,314,000 or 69.5 percent, due largely to the acquisition of Kaz on December 31, 2010. First quarter net income was $24,605,000, or $0.78 per fully diluted share, compared with $18,387,000, or $0.59 per fully diluted share, for the same period in the prior year, an increase of $6,218,000 or 33.8 percent in net income.

First quarter net sales revenue in the Personal Care segment increased 9.3 percent to $122,718,000 compared to $112,228,000 for the same period last year. Net sales revenue increased across all major product categories with a corresponding overall improvement in gross profit margin.

First quarter net sales revenue in the Housewares segment increased 10.5 percent to $52,946,000 compared to $47,925,000 for the same period last year. OXO® continued its market leading position during the first quarter.

The Healthcare/Home Environment segment provided net sales revenue for the first quarter of $95,803,000. Net sales revenue increased 7.2 percent in the first quarter when compared to its performance on a pro forma basis for the same period last year, prior to its acquisition. New thermometer and humidifier product introductions, as well as expanded shelf space with a key retail account, accounted for the net sales revenue growth.

Consolidated gross profit margin as a percentage of net sales revenue for the fiscal quarter ended May 31, 2011 decreased 4.7 percentage points to 40.5 percent compared to 45.2 percent for the same period last year. The decline in gross profit percentage was primarily due to the dilutive impact of the Healthcare/Home Environment segment, whose overall gross profit margins are below those of our other two segments.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “We continue to execute well across all of our market segments. During the first quarter, our net sales revenue and net income increased in all of our reporting segments. We are pleased that we were able to deliver record net income for the first quarter in a continuing soft sales environment.

“Operating income in the first quarter was $30,654,000 compared to $22,732,000 for the same period last year, an increase of 34.8 percent.

“Selling, general and administrative expense as a percentage of net sales revenue decreased by 1.5 percentage points to 29.2 percent for the three months ended May 31, 2011 compared to 30.7 percent for the same period last year. We continue to focus on our cost structure as our integration of Kaz progresses.

“As of May 31, 2011, Helen of Troy’s balance sheet remained strong, with cash and cash equivalents of $16,037,000, net working capital of $150,212,000, and shareholders’ equity of $711,097,000.

“We are firmly committed to executing our strategic plan for fiscal year 2012, even as the economic environment remains challenging. The major components of our strategic plan include the following:

•                  Continued growth and expansion of the OXO® product lines;

•                  Continued investment in new product line development and introductions to gain market share;

•                  Continued sourcing and product cost management initiatives to partially offset expected commodity and in-bound transportation cost increases;

•                  Continued implementation of productivity initiatives to reduce operating expenses; and

•                  Pursuit of additional acquisitions of complementary businesses or product lines.

“Our first quarter performance lays a solid foundation for the current year. As a leader in our product categories to our retail partners, we believe we are well-positioned to achieve record net sales revenue and record net income for Helen of Troy in fiscal 2012,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release.  The teleconference begins at 11 a.m. ET today, Thursday, July 7, 2011.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through August 31, 2011.

About Helen of Troy Limited: Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, OXO Good Grips®, OXO Soft Works® and OXO Steel®; Personal  Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Scholl®, Pro Beauty Tools®, Sure®, Pert Plus®, Infusium23®,  Brut®, Ogilvie®, Ammens®, Hot Tools® and Gold ‘N Hot®; and Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, Stinger®, Duracraft®, Protec® and SoftHeat®. For more information, please visit www.hotus.com.

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as EBITDA and EBITDA without share-based compensation and asset impairment charges, which are presented in an accompanying table to this press release along with a reconciliation of these financial measures to their corresponding U.S. GAAP based measures presented in the Company’s consolidated condensed statements of income.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2011 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the Company’s projections of product demand, sales and net income are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, the Company’s relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, expectations regarding acquisitions and the integration of acquired businesses,  circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, disruptions in U.S. and international credit markets, exchange rate risks, the Company’s leverage and the constraints it may impose, the inability to liquidate auction rate securities, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended May 31,
	2011		2010
Sales revenue, net	$271,467	100.0%	$160,153	100.0%
Cost of goods sold	161,554	59.5%	87,726	54.8%
Gross profit	109,913	40.5%	72,427	45.2%

Selling, general, and administrative expense	79,259	29.2%	49,194	30.7%
Operating income before impairments	30,654	11.3%	23,233	14.5%

Asset impairment charges	—	0.0%	501	0.3%
Operating income	30,654	11.3%	22,732	14.2%

Other income (expense):
Nonoperating income, net	143	0.1%	170	0.1%
Interest expense	(3,429)	-1.3%	(2,160)	-1.3%
Total other expense	(3,286)	-1.2%	(1,990)	-1.2%
Income before income taxes	27,368	10.1%	20,742	13.0%

Income tax expense	2,763	1.0%	2,355	1.5%
Net income	$24,605	9.1%	$18,387	11.5%

Diluted earnings per share	$0.78		$0.59

Weighted average shares of common stock used in computing diluted earnings per share	31,660		31,353

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	5/31/2011	5/31/2010

Cash and cash equivalents	$16,037	$47,604

Receivables	197,761	115,369

Inventory	228,234	135,018

Total assets, current	466,901	315,225

Long-term investments	17,583	20,669

Total assets	1,239,295	851,325

Total liabilities, current	316,689	100,817

Total long-term liabilities	211,509	144,183

Stockholders’ equity	711,097	606,325

SELECTED OTHER DATA (in thousands)

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and EBITDA without share-based compensation and asset impairment charges to Net Income

	Three Months Ended May 31,
	2011	2010

Net income	$24,605	$18,387

Interest income/expense, net	3,325	2,022

Income tax expense	2,763	2,355

Depreciation and amortization	7,094	4,083

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$37,787	$26,847

EBITDA without share-based compensation and asset impairment charges

EBITDA, as calculated above	$37,787	$26,847

Add: Asset impairment charges	—	501
Share-based compensation	466	407

EBITDA without share-based compensation and asset impairment charges	$38,253	$27,755

The above table of SELECTED OTHER DATA includes non-GAAP measures. EBITDA and EBITDA without share-based compensation and asset impairment charges that are discussed in the preceding table are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding U.S. GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with U.S. GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s U.S. GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with U.S. GAAP, are not an alternative to U.S. GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2011